                                                                     Exhibit 3.2

             CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
                           SERIES A PREFERRED STOCK
                                      OF
                        WESTERN MICRO TECHNOLOGY, INC.


            Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware


     WESTERN MICRO TECHNOLOGY, INC., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article IV of its Certificate of Incorporation, and in accordance with the provisions of section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock, designated as Series A Preferred Stock:

          RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     1.   DESIGNATION AND AMOUNT.  The shares of such series shall be
          ----------------------
designated as "Series A Preferred Stock" (the "SERIES A PREFERRED STOCK"), and
                                               ------------------------
the number of shares constituting such series shall be Two Million Two Hundred Forty-Two Thousand Five Hundred (2,242,500).

     2.   DEFINITIONS.  The following capitalized terms shall have the meanings
          -----------
set forth below:

     (a)  "CHANGE OF CONTROL" shall have the meaning set forth in Section 4(b)
           -----------------
hereof.

     (b)  The "CLOSING PRICE" for each day shall be the last reported sale price
               -------------
regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange or The Nasdaq Stock Market's National Market on which the security is listed or admitted to trading, or if not so listed or admitted to trading, the average of the highest reported bid and lowest reported asked prices as furnished by The Nasdaq Stock Market's SmallCap Market, or the nearest comparable system, or, in the absence of either, as determined by the Board of Directors in its good faith discretion.

     (c)  "COMMISSION" shall mean the Securities and Exchange Commission.
           ----------

     (d)  "COMMON STOCK" shall mean the common stock, par value $0.01 per
           ------------
share, of the Corporation.

     (e)  "CONVERSION DATE" shall have the meaning set forth in Section 5(b)
           ---------------
hereof.

     (f)  "CONVERSION PRICE" shall have the meaning set forth in Section 5(f)
           ----------------
hereof.

     (g)  "CONVERTIBLE SECURITIES" shall have the meaning set forth in Section
           ----------------------
5(f)(ii)(B) hereof.

     (h)  The "CURRENT MARKET PRICE" at the date of determination for any
               --------------------
security (including, without limitation, Common Stock), shall be deemed to be the average of the daily Closing Prices for the five (5) business days before the day in question.

     (i)  "DIVIDEND RATE" shall have the meaning set forth in Section 3(a)
           -------------
hereof.

     (j)  "JUNIOR STOCK" shall mean the Common Stock and all other equity
           ------------
securities of the Corporation ranking junior to the Series A Preferred Stock in respect of the payment of dividends, liquidation preference, voting or otherwise, as applicable.

     (k)  "LIQUIDATION PREFERENCE" shall have the meaning set forth in Section
           ----------------------
4(a) hereof.

     (l)  "RECORD DATE" shall mean each January 1, April 1, July 1 and October 1
           -----------
prior to the applicable dividend payment date.

     (m)  "REDEMPTION DATE" shall mean the date of the redemption of the Series
           ---------------
A Preferred Stock pursuant to Section 6 hereof.

     (n)  "REDEMPTION PRICE" shall have the meaning set forth in Section 6(a)
           ----------------
hereof.

     (o)  "REGISTRATION STATEMENT" shall mean a registration statement under the
           ----------------------
Securities Act covering the shares of Common Stock to be issued upon conversion of the shares of Series A Preferred Stock.

     (p)  "RELATED RIGHTS" shall have the meaning set forth in Section
           --------------
5(f)(ii)(B) hereof.

     (q)  "RIGHTS" shall have the meaning set forth in Section 5(f)(ii)(A)
           ------
hereof.

     (r)  "SECURITIES" shall have the meaning set forth in Section 5(f)(i)
           ----------
hereof.

     (s)  "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.
           --------------

     (t)  "SERIES A PREFERRED STOCK" shall mean the Series A Preferred Stock,
           ------------------------
par value $0.01 per share, of the Corporation.

     (u)  "SPECIAL CONVERSION PRICE DECREASE" shall have the meaning set forth
           ---------------------------------
in Section 5(j) hereof.

     (v)  "SPECIAL DIVIDEND" shall have the meaning set forth in Section 3(b)
           ----------------
hereof.

     (w)  "SPECIAL DIVIDEND RATE INCREASE" shall have the meaning set forth in
           ------------------------------
Section 3(d) hereof.

     (x)  "UNRESTRICTED COMMON STOCK" shall mean shares of Common Stock which
           -------------------------
may be sold by the holder thereof without any applicable restrictions on sale or resale under the Securities Act and the rules promulgated thereunder.

     3.   DIVIDENDS.
          ---------

     (a) The holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends at a rate per annum equal to eight percent (8%) of the Liquidation Preference (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares and subject further to any Special Dividend Rate Increases (as so adjusted, the "DIVIDEND
                                                                     --------
RATE")), payable in equal quarterly installments on January 15, April 15, July
----
15 and October 15 of each year to holders of record of the Series A Preferred Stock at the close of business on each Record Date prior to the respective dividend payment date, payable in preference and priority to any payment of any dividend on shares of Junior Stock when and as declared by the Board of Directors. If dividends are not paid in full on the Series A Preferred Stock and on any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends paid upon shares of Series A Preferred Stock and on such other series of Preferred Stock will be paid pro rata so that in all cases the amount of dividends paid per share on the Series A Preferred Stock and on such other series of Preferred Stock bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Series A Preferred Stock and on such other series of Preferred Stock bear to each other. Unless and until full cumulative dividends are paid on the Series A Preferred Stock, no dividend (other than stock dividends) may be paid on any shares of stock which are junior to the Series A Preferred Stock as to payment of dividends.

     (b)  A special dividend (the "SPECIAL DIVIDEND") shall be payable on
                              ----------------
September 19, 1998, and each anniversary thereafter, if the Current Market Price on each such date is less than $9.5625. The Special Dividend shall be payable in an amount equal to the difference between the Current Market Price and $9.5625, provided that no Special Dividend may exceed $1.9125. The dollar amounts set forth in this paragraph (b) shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock or the Series A Preferred Stock.

     (c) At the election of the Corporation, each dividend payable pursuant to this Section 3 shall be paid either in cash or by the issuance of shares of Unrestricted Common Stock having a Current Market Price as of the applicable Record Date equal to the dividend; provided, however, that in the event that the
                                   --------  -------
Corporation elects to pay a dividend by issuing shares of

Unrestricted Common Stock, no fractional shares of Unrestricted Common Stock shall be issued and the Corporation shall pay cash in lieu of any fractional share to which the holder would otherwise be entitled.

     (d) In the event that the Registration Statement has not been declared effective by the Commission on or prior to January 19, 1998, then commencing with such date, the Dividend Rate shall be increased by twenty-five (25) basis points (0.25%) per annum (a "SPECIAL DIVIDEND RATE INCREASE"), for each thirty
                             -------------------------------
(30) calendar day period (or portion thereof) until the date that the Registration Statement is declared effective by the Commission, at which time the Dividend Rate shall automatically decrease to the Dividend Rate in effect prior to the implementation of such Special Dividend Rate Increase.

     4.   LIQUIDATION RIGHTS.
          ------------------

     (a) Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, before any payment or distribution shall be made with respect to any Junior Stock, securities, property or cash, or any combination thereof, valued as to securities, at the Current Market Price thereof, property, as determined in the good faith discretion of the Board of Directors, and cash at the face value thereof, in an amount equal to (x) $9.5625 per share (or, in the event of a Change of Control (as hereinafter defined), $9.6581 per share) for each share of Series A Preferred Stock then outstanding (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus (y) any and all dividends accrued and unpaid thereon, if any, to the date of final distribution (the "LIQUIDATION PREFERENCE"). If the assets of the Corporation available for
      ----------------------
distribution to the holders of the Series A Preferred Stock and any other securities ranking on a parity with the Series A Preferred Stock shall be insufficient to permit the payment of the full preferential amount set forth in this Section 4, then all of the assets of the Corporation available for distribution shall be distributed to the holders of Series A Preferred Stock and any other securities ranking on a parity with the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

     (b)  A "CHANGE OF CONTROL" shall mean: (i) a sale, conveyance, exchange or
             -----------------
transfer of all or substantially all of the property and assets of the Corporation, (ii) the sale of all or substantially all of the capital stock of the Corporation or the merger or consolidation of the Corporation into or with any other corporation or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than fifty percent (50%) of the voting securities of the Corporation or if such merger or consolidation is effected solely to change the Corporation's jurisdiction of incorporation); or (iii) any sale or transfer of any capital stock of the Corporation, following which more than fifty percent (50%) of the combined voting power of the Corporation becomes beneficially owned by one person or group acting together. For purposes of this definition, "group" shall have the meaning as such term is used in section 13(d)(1) of the Securities Exchange Act of 1934, as amended.

     5.   CONVERSION.  The holders of the Series A Preferred Stock shall have
          ----------
conversion rights as follows:

     (a) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time into the number of fully paid and non-assessable shares of Common Stock of the Corporation as is determined by dividing $9.5625 by the Conversion Price in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred Stock shall initially be $9.5625 per share.

     (b) In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates representing such shares of Series A Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock, together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent is referred to herein as the "CONVERSION DATE." The Corporation shall, as soon as practicable after the
----------------
Conversion Date but no later than ten (10) days thereafter, issue and deliver to such holder, or to its nominee, at such holder's address as shown in the records of the Corporation or as otherwise instructed in writing by the holder, a certificate or certificates for the number of whole shares of Common Stock (and any shares of Series A Preferred Stock represented by the certificate delivered to the transfer agent by the holder thereof which are not converted into Common Stock) issuable upon such conversion in accordance with the provisions hereof, together with cash in lieu of fractional shares calculated in accordance with paragraph (c) of this Section 5. If less than all of the shares of Series A Preferred Stock represented by any certificate are converted into shares of Common Stock, the Corporation shall issue a new Series A Preferred Stock certificate in the amount of the shares not so converted.

     (c) No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock and the Corporation shall pay cash in lieu of any fractional share to which the holder would otherwise be entitled.

     (d) The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

     (e) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any declared and unpaid dividends thereon. On the Conversion Date, the shares of Common Stock issuable upon such conversion shall be deemed to be outstanding, and the holder thereof shall be entitled to exercise and enjoy all rights with respect to such shares of Common Stock. All shares of Series A Preferred Stock tendered for conversion shall, from and after the Conversion Date, be deemed to have been retired and cancelled and shall not be reissued as Series A Preferred Stock, and the Corporation may thereafter take such appropriate action as may be necessary to reduce accordingly the authorized number of shares of Series A Preferred Stock.

     (f)  The initial Conversion Price as stated in paragraph (a) of this
Section 5 shall be subject to adjustment from time to time and such conversion price as adjusted shall likewise be subject to further adjustment, all as hereinafter set forth. The term "CONVERSION PRICE" shall mean, as of any time,
                                  ----------------
the conversion price of the Series A Preferred Stock at that time, as specified in paragraph (a) of this Section 5 in case no adjustment shall have been required, or such conversion price as adjusted pursuant to this paragraph (f) of this Section 5, as the case may be:

          (i) If at any time the Corporation shall issue any shares of Common Stock or any Convertible Securities, Rights or Related Rights (as herein defined) (such Convertible Securities, Rights or Related Rights being hereinafter referred to collectively as "SECURITIES") (other than a
                                              ----------
     dividend or other distribution payable in Common Stock or such Securities) for a consideration per share of Common Stock (the consideration in each case to be determined in the manner provided in (E) and (F) below) less than the Conversion Price in effect immediately prior to the issuance of such Common Stock or Securities, then the Conversion Price in effect immediately prior to each such issuance shall forthwith be decreased to a Conversion Price, calculated to the nearest cent, obtained by dividing:

          (A)  an amount equal to the sum of

               (1) the total number of shares of Common Stock outstanding plus the number of shares of Common Stock which would be issued upon the exercise or conversion of all outstanding Securities (including the number of shares of Common Stock into which the outstanding shares of Series A Preferred Stock are then convertible) immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance, plus

               (2) the consideration received by the Corporation upon such issuance,

               by

          (B) the total number of shares of Common Stock outstanding plus the number of shares of Common Stock which would be issued upon the exercise or conversion of all outstanding Securities (including the number of shares of Common Stock into which the outstanding shares of Series A Preferred Stock are then convertible) immediately after such issuance (including the number of shares of Common Stock into which such newly issued Securities are then convertible).

          (ii) For the purpose of any adjustment of the Conversion Price pursuant to this paragraph (f) of this Section 5, the following provisions shall be applicable:

          (A) In the case of the issuance of options or warrants to purchase or rights to subscribe for Common Stock (collectively, such "RIGHTS"), the aggregate maximum number of shares of Common Stock
                ------
               deliverable upon exercise of such Rights shall be deemed to have been issued at the time such Rights were issued, for a consideration equal to the consideration (determined in the manner provided in (E) and (F) below), if any, received by the Corporation upon the issuance of such Rights, plus the minimum purchase price provided in such Rights for the Common Stock covered thereby.

          (B) In the case of the issuance of securities by their terms convertible into or exchangeable for Common Stock (collectively, such "CONVERTIBLE SECURITIES"), or options or warrants to
                     ----------------------
               purchase or rights to subscribe for securities by their terms convertible into or exchangeable for Common Stock (collectively, such "RELATED RIGHTS"), the aggregate maximum number of shares of
                     --------------
               Common Stock deliverable upon conversion, exchange or exercise of any such Convertible Securities or such Related Rights shall be deemed to have been issued at the time such Convertible Securities or such Related Rights were issued and for a consideration equal to the consideration received by the Corporation upon issuance of such Convertible Securities or such Related Rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion, exchange or exercise of such Convertible Securities or Related Rights (the consideration in each case to be determined in the manner provided in (E) and (F) below).

          (C) Upon any change in the number of shares of Common Stock deliverable upon the exercise of such Rights or Related Rights or upon the conversion, exchange or exercise of such Convertible Securities or on any change in the minimum purchase price of such Rights, Related Rights or Convertible Securities other than any change resulting from the anti-dilution provisions of such Rights, Related Rights or Convertible Securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been in effect had the adjustment that was made upon the issuance of such Rights, Related Rights or Convertible Securities not converted, exchanged or exercised prior to such change been made on the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Right, Related Right or Convertible Security.

          (D) Upon the expiration of any such Rights, Related Rights or Convertible Securities, the Conversion Price shall forthwith be readjusted to such

               Conversion Price as would have been obtained had the adjustment made upon the issuance of such Rights or Related Rights or the issuance of any such Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Rights or Related Rights or the conversion, exchange or exercise of any such Convertible Securities.

          (E) In the case of the issuance of such Common Stock or Securities for cash, the consideration shall be deemed to be the amount of cash paid therefor.



          (F) In the case of the issuance of such Common Stock or Securities for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors of the Corporation.

          (G) In the event of any adjustment to the Conversion Price resulting from the issuance of any Securities, no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Securities.

         (iii) Anything to the contrary contained in this paragraph (f) of
     Section 5 notwithstanding, no adjustment shall be made in the Conversion Price as a result of or pursuant to (1) the granting of any Right or Related Right, or the issuance of Common Stock to, officers, employees or directors of, or consultants to, the Corporation, pursuant to any agreement, plan or arrangement approved by the Board of Directors of the Corporation, (2) a provision in any existing agreement between the Corporation and any third party in respect of an acquisition by the Corporation in which all or a portion of the consideration in connection with such acquisition is payable by the issuance of shares of Common Stock or Securities, (3) the issuance of warrants in connection with any subordinated debt or other financing or refinancing undertaken in connection with the acquisition of Star Management Services, Inc., (4) the conversion of shares of Series A Preferred Stock or (5) the exercise of any option or warrant currently outstanding.

     (g) In case the Corporation shall effect a reorganization, shall merge with or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business and, pursuant to the terms of such reorganization, merger, consolidation or disposition of assets, shares of stock or other securities, property or assets of the Corporation, successor or transferee or an affiliate thereof are to be received by or distributed to the holders of Common Stock, then each holder of Series A Preferred Stock shall be provided with written notice from the Corporation informing each holder of Series A Preferred Stock of the terms of such reorganization, merger, consolidation or disposition of assets and of the record date thereof for any distribution pursuant thereto, at least thirty (30) days in advance of such record date, and each holder of Series A Preferred Stock shall have, in addition to the rights provided for herein, the right to receive, at the holder's election, either (i) upon conversion of such Series A Preferred Stock, the number of shares of stock or other securities, property or assets of the Corporation, successor or transferee or affiliate thereof or cash receivable by the holders of the Common Stock upon or as a result of such reorganization, merger, consolidation or disposition of assets or (ii) the securities into which the shares of Series A Preferred Stock are converted, upon, or as a result of such reorganization, merger, consolidation or disposition of assets. The provisions of this paragraph (g) of this Section 5 shall similarly apply to successive reorganizations, mergers, consolidations or dispositions of assets.

     (h) If the Corporation shall effect a subdivision of the outstanding shares of Common Stock, the Conversion Price then in effect immediately before such subdivision shall be proportionately decreased. If the Corporation shall combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased.
If the Corporation shall make or issue a dividend or other distribution payable in securities, then and in each such event provision shall be made so that the holders of shares of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period giving effect to all adjustments called for during such period under this paragraph, with respect to the rights of the holders of the Series A Preferred Stock.

     (i) In case the Corporation shall distribute to the holders of Common Stock evidences of indebtedness issued by the Corporation or assets (excluding cash dividends) then, in each such case, immediately following the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution, the Conversion Price in effect thereafter shall be determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction (i) the numerator of which shall be an amount equal to (A) the Current Market Price of one share of Common Stock immediately prior to the record date less (B) the difference between the Current Market Price of one share of Common Stock immediately prior to such record date and the Current Market Price of one share of Common Stock five days after such record date and
(ii) the denominator of which shall be the Current Market Price of one share of Common Stock immediately prior to such record date; provided, however, that the Conversion Price shall not be increased as a result of this paragraph (i) of
Section 5. Such adjustment shall become effective as of the opening of business on the business day following the record date for the determination of stockholders entitled to such distribution.

     (j) In addition to any other adjustments to the Conversion Price as provided in this Section 5, if the Registration Statement has not been declared effective by the Commission on or prior to January 19, 1998, then commencing with such date, the Conversion Price shall be decreased by $0.25 (the "SPECIAL
                                                                       -------
CONVERSION PRICE DECREASE") for each thirty (30) calendar day period (or portion
-------------------------
thereof) until the Registration Statement is declared effective by the Commission. The Conversion Price shall not be returned to the Conversion Price in effect prior to the Special Conversion Price Decrease upon effectiveness of the Registration Statement.

     (k)  Whenever the Conversion Price shall be adjusted as provided in this
Section 5, the Corporation shall forthwith file, at the office of the transfer agent for the Series A Preferred Stock, at the principal office of the Corporation or at such other place as may be designated by the Corporation, a statement, certified by the chief financial officer of the Corporation, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class mail, postage prepaid, to each holder of record of Series A Preferred Stock at such holder's address as shown in the records of the Corporation.

     (l) If a state of facts shall occur which, without being specifically controlled by the provisions of this Section 5, would not fairly protect the conversion rights of the holders of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

      6.  REDEMPTION.
          ----------

     (a) The Corporation may, at its option, redeem the Series A Preferred Stock, in whole or in part, (i) at any time or from time to time after September 19, 1998 and prior to September 19, 2001 in the event that the Current Market Price of the Common Stock as determined on each of the thirty (30) trading days prior to the date notice of the redemption is first given is at least one hundred fifty percent (150%) of the Conversion Price in effect on that same date and the daily trading volume of the Common Stock for at least twenty-five (25) of the thirty (30) trading days prior to the date notice of redemption is first given is at least 125,000 shares, or (ii) at any time or from time to time on or after September 19, 2001, and in either such case to the extent funds are legally available therefor, at a redemption price equal to, in the case of (i) above, the Liquidation Preference then in effect or, in the case of (ii) above, at the Liquidation Preference plus an eight percent (8%) redemption premium (the "REDEMPTION PRICE") together with any accrued and unpaid dividends thereon to
 ----------------
the date fixed for redemption. To the extent that a redemption is effected by the Corporation with respect to a portion of the outstanding Series A Preferred Stock, such redemption shall be effected pro rata on the basis of the
                                         --- ----
outstanding shares of Series A Preferred Stock.

     (b) No redemption shall be made pursuant to this Section 6 and no sum shall be set aside for any such redemption when the terms or provisions of any indenture or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibits such redemption or setting aside for redemption or when such redemption or setting aside for redemption would constitute (after notice or lapse of time or otherwise) a breach of or a default under any such indenture or agreement.

      7.  PROCEDURE FOR REDEMPTION.
          ------------------------

     (a) In the event the Corporation shall redeem shares of Series A Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than sixty (60) days prior to the Redemption Date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the share register of the Corporation. Each such notice shall include the Redemption Date, the Redemption Price, the place or places where certificates for such shares are to be surrendered for payment of the Redemption

Price, a statement that dividends on the shares to be redeemed will cease to accrue on the Redemption Date and if the redemption is pursuant to clause (i) of Section 6(a) hereof, a certificate of the chief financial officer of the Corporation to the effect that the Current Market Price of the Common Stock as determined on each of the thirty (30) trading days prior to the date notice of the redemption is first given was at least one hundred fifty percent (150%) of the Conversion Price in effect on that same date and the daily trading volume of the Common Stock for at least twenty-five (25) of the thirty (30) trading days prior to the date notice of redemption is first given was at least 125,000 shares.

     (b) Notice having been mailed as aforesaid, from and after the Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the Redemption Price of the shares called for redemption), dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Preferred Stock, and shall not be reissued as shares of Series A Preferred Stock and all rights of the holders thereof as stockholders of the Corporation with respect to said shares (except the right to receive from the Corporation the Redemption Price and accrued but unpaid dividends) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price as aforesaid.

     (c) Anything in this Section 7 to the contrary notwithstanding, the holder of shares of Series A Preferred Stock to be redeemed in accordance with this Section shall have the right, exercisable at any time up to the close of business on the Redemption Date (unless the Corporation is legally prohibited from redeeming such shares on such date, in which event such right shall be exercisable until the removal of such legal disability), to convert all or any part of such shares to be redeemed as herein provided into shares of Common Stock pursuant to Section 5 hereof.

      8.  VOTING.
          ------

     (a) In addition to any rights provided by applicable law, the holders of the Series A Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of the Common Stock as a single class. A holder of shares of Series A Preferred Stock shall be entitled to such number of votes as shall equal the aggregate number of shares of Common Stock which such holder would receive upon the deemed conversion of all shares of Series A Preferred Stock held by such holder; provided that voting rights shall not extend to a fractional share resulting from the deemed conversion of all shares of Series A Preferred Stock held by such holder of Series A Preferred Stock.

     (b) The Corporation shall not, without the affirmative consent or approval of the holders representing at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Series A Preferred Stock, acting separately as one class:

          (i) in any manner authorize, create or issue any class or series of capital stock or any securities convertible into or exchangeable for, or having optional rights to purchase, any class or series of capital stock, in any such case ranking, as to payment of dividends, liquidation preference, voting or otherwise, senior to the Series A Preferred Stock;

          (ii) in any manner alter or change the designation, powers, preferences or rights of, or the qualifications, limitations or restrictions upon, the Series A Preferred Stock; or

          (iii) reclassify the shares of Common Stock or any other shares of Junior Stock hereafter created into shares of any class or series of capital stock ranking, as to payment of dividends, liquidation preference, voting or otherwise, senior to the Series A Preferred Stock.

     IN WITNESS WHEREOF, Western Micro Technology, Inc. has caused this Certificate of Designation, Preferences and Rights of Series A Preferred Stock to be duly executed this 18th day of September, 1997.

                                            WESTERN MICRO TECHNOLOGY, INC.



                                            By    /s/ James W. Dorst
                                               ---------------------------
                                                     James W. Dorst
                                                 Chief Financial Officer